Contact:

William S. Jones
Executive Vice President
and Chief Administrative Officer
615/849-2272

CAVALRY BANCORP, INC. REPORTS
FIRST QUARTER EARNINGS

Murfreesboro, Tennessee—April 30, 2004—Cavalry Bancorp, Inc. (the “Company”) (Nasdaq NMS:CAVB) announced today first quarter consolidated earnings for its wholly-owned subsidiary Cavalry Banking (“Bank”) and the Company.

Net income decreased from $1.2 million or $0.18 per share diluted for the quarter ended March 31, 2003 to $1.0 million or $0.15 per share diluted for the quarter ended March 31, 2004. Annualized return on average assets decreased from 1.06% for the quarter ended March 31, 2003 to 0.81% for the quarter ended March 31, 2004. Annualized return on average equity decreased from 9.44% for the quarter ended March 31, 2003 to 7.44% for the quarter ended March 31, 2004.

This decrease in earnings was a result of decreased gain on sale of loans, increased provision for loan losses and increased non-interest expense. These factors were partially offset by increased interest income, increased other non-interest income and a decline in interest expense. Net interest income increased 13.57% from $3.9 million for the quarter ended March 31, 2003, to $4.4 million for the same period in 2004. Gain on sale of loans decreased 55.67% from $1.3 million for the quarter ended March 31, 2003 to $586,000 for the same period in 2004. Other income increased 13.15% from $2.3 million for the quarter ended March 31, 2003, to $2.6 million for the same period in 2004. Other expenses increased 3.62% from $5.6 million for the quarter ended March 31, 2003, to $5.8 million for the same period in 2004.

Total assets of the Company decreased from $515.2 million at December 31, 2003 to $506.4 million at March 31, 2004. Net loans receivable increased from $350.4 million at December 31, 2003 to $378.2 million at March 31, 2004. Loans held-for-sale decreased from $2.6 million at December 31, 2003 to $1.6 million at March 31, 2004. Deposits decreased from $454.3 million at December 31, 2003 to $440.8 million at March 31, 2004.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation’s financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

[Selected financial data follows]

Cavalry Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

	March 31	December 31
	2004	2003
Assets

Cash and cash equivalents	$49,199	70,913
Investment securities available-for-sale, at fair value	41,370	55,123
Loans held for sale, at estimated fair value	1,630	2,648
Loans receivable, net of allowances for loan losses of $4,576 at March 31, 2004 and $4,525 at December 31, 2003	378,233	350,412
Accrued interest receivable	1,593	1,668
Office properties and equipment, net	18,157	18,431
Required investments in stock of the Federal Home Loan Bank and Federal Reserve Bank stock at cost	3,033	2,992
Foreclosed assets	7	-
Bank owned life insurance	8,367	8,308
Goodwill	1,772	1,772
Other assets	3,063	2,905

Total assets	$506,424	515,172

Liabilities and Shareholders' Equity

Liabilities

Deposits:
Non-interest-bearing	$67,008	72,443
Interest-bearing	373,785	381,814

	440,793	454,257
Advances from Federal Home Loan Bank of Cincinnati	2,876	2,889
Accrued expenses and other liabilities	7,174	3,599

Total liabilities	450,843	460,745

Shareholders' Equity

Preferred Stock, no par value Authorized - 250,000 shares; none issued or outstanding at March 31, 2004 and December 31, 2003	-	-
Common Stock, no par value Authorized- 49,750,000 shares; issued and outstanding 6,833,473 and 6,834,873 at March 31, 2004, and December 31, 2003	10,438	10,175
Retained earnings	47,260	46,633
Unallocated ESOP shares	(2,195)	(2,373)
Accumulated other comprehensive income (loss), net of tax	78	(8)

Total shareholders' equity	55,581	54,427

Total Liabilities and Shareholders' Equity	$506,424	515,172

Cavalry Bancorp, Inc
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31

	2004	2003

Interest income:

Loans	$5,273	5,024
Investment securities	348	283
Other	90	126

Total interest income	5,711	5,433

Interest expense - deposits	1,269	1,519
Interest expense - borrowings	24	24

Total interest expense	1,293	1,543

Net interest income	4,418	3,890

Provision for loan losses	101	56

Net interest income after provision for loan losses	4,317	3,834

Non-interest income:

Servicing income	45	71
Gain on sale of loans, net	586	1,322
Gain on sale of investment securities, net	66	11
Deposit servicing fees and charges	1,224	1,055
Trust service fees	292	246
Commissions and other non-banking fees	655	616
Other operating income	317	298

Total non-interest income	3,185	3,619

Non-interest expenses:
Salaries and employee benefits	3,573	3,659
Occupancy expense	320	315
Supplies, communications, and other office expenses	219	253
Advertising expense	151	101
Equipment and service bureau expense	816	695
Other operating expense	680	535

Total non-interest expense	5,759	5,558

Income before income tax expense	1,743	1,895

Income tax expense	727	727

Net income	$1,016	1,168

Basic Earnings Per Share	$0.16	0.18

Diluted Earnings Per Share	$0.15	0.18

Weighted average shares outstanding - Basic	6,486,988	6,365,767

Weighted average shares outstanding - Diluted	6,732,839	6,579,436

Cavalry Bancorp, Inc.
Consolidated Financial
Highlights
(unaudited)
(dollars in thousands)

	March 31	December 31
	2004	2003	% Change

FINANCIAL CONDITION DATA:

Total assets	$506,424	515,172	-1.70%
Loans receivable, net	378,233	350,412	7.94%
Loans held-for-sale	1,630	2,648	-38.44%
Investment securities available-for-sale	41,370	55,123	-24.95%
Cash and cash equivalents	49,199	70,913	-30.62%
Deposits	440,793	454,257	-2.96%
Borrowings	2,876	2,889	-0.45%
Shareholders' Equity	55,581	54,427	2.12%

	For the quarters ending
	March 31

	2004	2003	% Change

OPERATING DATA:

Interest and dividend income	$5,711	5,433	5.12%
Interest expense	1,293	1,543	-16.20%

Net interest income	4,418	3,890	13.57%
Provision for loan losses	101	56	80.36%

Net interest income after provision for loan losses	4,317	3,834	12.60%

Gains from sale of loans	586	1,322	-55.67%
Other income	2,599	2,297	13.15%
Other expenses	5,759	5,558	3.62%

Income before income taxes	1,743	1,895	-8.02%
Income tax expense	727	727	0.00%

Net income	$1,016	1,168	-13.01%

	For the quarters ending
	March 31,

	2004	2003

KEY FINANCIAL RATIOS

Performance Ratios:
Return on average assets	0.81%	1.06%
Return on average shareholders' equity	7.44%	9.44%
Interest rate spread	3.74%	3.73%
Net interest margin	3.94%	3.98%
Average interest-earning assets to average interest-bearing liabilities	117.21%	115.89%
Non-interest expense as a percent of average total assets	4.57%	5.04%
Efficiency ratio	75.75%	74.02%

Asset Quality Ratios:
Nonaccrual and 90 days or more past due loans as a percent of total loans, net	0.28%	0.15%
Nonperforming assets as a percent of total assets	0.21%	0.15%
Allowance for loan losses as a percent of total loans receivable	1.20%	1.45%
Net charge-offs to average outstanding loans	0.01%	0.03%